Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Paysign, Inc. (the “Company”) of our report dated March 11, 2019, relating to the consolidated financial statements of Paysign, Inc. (which expresses an unqualified opinion), appearing in the Annual Report on Form 10-K of Paysign, Inc. for the years ended December 31, 2018 and 2017.

We also consent to the reference to our firm under the caption “Experts” in the prospectus, which is part of the Registration Statement.

/s/ Squar Milner LLP

Squar Milner LLP

Los Angeles, California

July 19, 2019